Exhibit 3.18

MACK-CALI REALTY CORPORATION

AMENDMENT NO. 2

TO

SECOND AMENDED AND RESTATED BYLAWS

Effective May 5, 2020, the Second Amended and Restated Bylaws of Mack-Cali Realty Corporation (the “Corporation”) as amended by Amendment No. 1 thereto, are hereby further amended by deleting Section 1 of Article II thereof in its entirety and replacing it with the following:

Section 1.    PLACE.  All meetings of stockholders shall be held at the principal office of the Corporation or at such other place as shall be determined by the Board of Directors and stated in the notice of the meeting. In accordance with, and subject to, applicable law, the Board of Directors may determine that a meeting of stockholders not be held at any place but instead may be held solely by means of remote communication.

The Second Amended and Restated Bylaws, as amended by Amendment No. 1 thereto and as further amended by this Amendment No. 2, shall be the  Bylaws of the Corporation until further amended or amended and restated.

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